As filed with the Securities and Exchange Commission on March 13, 2025.

Registration No. 333-276913

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE

AMENDMENT NO. 5

TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Clearmind Medicine Inc.
(Exact name of registrant as specified in its charter)

British Columbia	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 – 1220 West 6th Avenue Vancouver, British Columbia V6H1A5 Tel: 973.536.1016	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: (302) 738-6680
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Huberman, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Telephone: +972 (0) 3.636.6000	Daniel N. Bloch 414-100 Richmond St. W. Toronto, Ontario M5H 3K6 Telephone: 416.722.0804

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Clearmind Medicine Inc., or the Registrant, filed with the Securities and Exchange Commission, or the SEC, a Registration Statement on Form F-1 (Registration No. 333-276913) on February 7, 2024, which was declared effective by the SEC on February 16, 2024, or the Registration Statement. The Registration Statement originally covered the resale from time to time by the Selling Shareholder identified in the prospectus that form a part of the Registration Statement of up to 1,500,000 common shares, no par value, or the Common Shares, issuable upon the exercise of warrants originally issued in a private placement on January 16, 2024.

On March 20, 2024, the Registrant filed Post-Effective Amendment No. 1 to update and supplement information contained in the Registration Statement, and also to include updated financial information. Post-Effective Amendment No. 1 was declared effective by the Securities and Exchange Commission on March 22, 2024.

On July 23, 2024, the Registrant filed Post-Effective Amendment No. 2 to update and supplement information contained in the Registration Statement, and also to include updated financial information. Post-Effective Amendment No. 2 was declared effective by the Securities and Exchange Commission on July 30, 2024.

On September 24, 2024, the Registrant filed Post-Effective Amendment No. 3 to update and supplement information contained in the Registration Statement, and also to include updated financial information. Post-Effective Amendment No. 3 was declared effective by the Securities and Exchange Commission on September 30, 2024.

On January 22, 2025, the Registrant filed Post-Effective Amendment No. 4 to update and supplement information contained in the Registration Statement, and also to include updated financial information. Post-Effective Amendment No. 4 was declared effective by the Securities and Exchange Commission on February 18, 2025.

This Post-Effective Amendment No. 5 is being filed by the Registrant to update and supplement information contained in the Registration Statement, and also to include updated financial information.

No additional securities are being registered under this Post-Effective Amendment No. 5. This Post-Effective Amendment No. 5 concerns only the sale of the Common Shares by the Selling Shareholders from time to time.

All filing fees payable in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 13, 2025

1,126,480 Common Shares

Clearmind Medicine Inc.

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to 1,126,480 common shares, no par value, of Clearmind Medicine Inc. issuable upon the exercise of warrants originally issued in a private placement on January 16, 2024, or the January 2024 Private Placement.

The selling shareholders are identified in the table commencing on page 10. We will not receive any proceeds from the sale of the common shares by the selling shareholders. All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the selling shareholders do not exercise the warrants on a cashless basis, if and when exercised. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the common shares from time to time in market transactions through any market on which our common shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We will bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares. See “Plan of Distribution”.

Our Common Shares are currently traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “CMND.” On March 12, 2025, the last reported sale price of our Common Shares on the Nasdaq was $1.13.

Our Common Shares also trade on the Frankfurt Stock Exchange, or FSE, under the symbol “CWY”. On March 12, 2025, the last reported sales price of our Common Shares on FSE was EUR 0.99 (approximately $1.08) per share.

We are both an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (or the JOBS Act), and a “foreign private issuer,” as defined under the U.S. federal securities law and are subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being an Emerging Growth Company and Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission, or the SEC, nor the Canadian Securities Exchange, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2025.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders authorized anyone to provide you with information that is different. We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

In this prospectus, “we,” “us,” “our,” the “Company” and “Clearmind” refer to Clearmind Medicine Inc.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

As of November 1, 2022, our reporting currency and functional currency is the United States Dollar. Prior to that, our reporting currency and functional currency was the Canadian Dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “CAD$” are to Canadian Dollars. Amounts denominated in United States Dollars are states as “$” “dollars” or “USD”. Where previously disclosed financial information was in Canadian Dollars, we have included a convenience translation.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

On September 30, 2022, we effected a one-for-30 consolidation of our issued and outstanding common shares. In addition, on November 28, 2023, we effected a one-for-30 consolidation of our issued and outstanding common shares. Except where otherwise indicated, all share and per share data in this prospectus supplement have been retroactively restated to reflect the aforementioned consolidations.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation by Reference” before making an investment in our securities.

Company Overview

We are a clinical pharmaceutical company currently engaged in phase I/IIa clinical trials of novel psychedelic medicines to solve widespread, yet under-served, health problems. Our goal is to develop and provide new type of treatments for mental health disorders, including AUD, binge drinking and eating disorders, where there is significant unmet need and lack of innovation. We see psychedelic therapies, which previously may have been overlooked or underused, as the future of treatment for a variety of indications. We believe that our solution for AUD can help solve one of the world’s biggest health problems, which costs the United States alone roughly $250 billion each year.

Our flagship treatment and focus for the short term is on AUD, which is incredibly common. It varies from mild to excessive and describes a person’s inability to restrict their alcohol consumption, despite negative social, occupational, or health consequences. Alcohol consumption contributes to 3 million deaths each year globally and is the third most common preventable cause of death in the United States. In January 2025, the U.S. Surgeon General released a new Surgeon General’s Advisory on Alcohol and Cancer Risk, outlining the direct link between alcohol consumption and increased cancer risk, which is in addition to other common risks associated with excessive alcohol consumption. Apart from potentially changing people’s lives, we believe that our treatment could potentially reduce the amount currently being spent on the consequences of AUD in the United States, Europe, India, China and other countries around the world. We also believe that our treatment may address binge drinking. 178,000 people die every year in the United States alone due to binge drinking.

We are currently focusing our research programs on the uses of MEAI for the treatment of AUD, weight loss and metabolic disorders and as an alcohol substitute consumer products. On the consumer side, we are developing an alcohol substitute which may offer a solution that adults can enjoy without the extensive damage that comes with alcohol, such as higher risk to get cancer and other wide range of adverse effects on almost every part of the body, including the brain, liver, pancreas and the immune system. We have completed a series of pre-clinical, investigational new drug—, or IND—, enabling studies in the United States and China that are required before we can study our compound for the first time in humans. These studies include pharmacokinetic and toxicological studies in rats and dogs in order to assess the safety profile of our compound and characterization of the drug metabolism. We have conducted several metabolism studies designed to better understand the way 5-Methoxy-2-aminoindane, or MEAI, is digested in several species. In addition, we have conducted a pre-clinical animal model of AUD to characterize the effect of MEAI on alcohol consumption. This study involved testing the effect of MEAI’s ability to curb alcohol cravings after exposing mice to prolonged alcohol consumption over a short period, mimicking binge alcohol consumption in humans.

In February 2024 and in July 2024, we announced that we were granted approval by the Israeli Ministry of Health and by the FDA, respectively to initiate our first-in-human Phase I/IIa clinical trial with CMND-100 in patients suffering from AUD. Subsequently, in May 2023 we initiated the CM-CMND-001 clinical trial in both Israel and the United States, including at the Yale School of Medicine’s Department of Psychiatry and Johns Hopkins University School of Medicine. In October 2024 and December, we announced that we received IRB approvals from Johns Hopkins University and Yale University, respectively, our clinical sites for part A of our Phase I/IIa clinical trial in the United States for treating patients suffering from AUD.

The CM-CMND-001 clinical trial is designed to be a multinational, multi-center, double blind, Phase I/IIa single- and multiple-dose tolerability, safety and pharmacokinetic study in healthy volunteers and AUD subjects. Upon completion of the Phase I/IIa studies, if successful, we will be required to conduct additional clinical trials subject to securing additional financing.

About MEAI

MEAI is a synthetic molecule. Its mechanism of action has been studied and published in past scientific papers. It was found to interact with the serotonergic receptors 5-HT1A and 5-HT2B and the adrenergic receptors α2A, α2B and α2C receptors. Studies conducted in animals and humans have demonstrated the role of 5-HT1A receptors in alcohol-drinking behavior. Several 5-HT1A receptor agonists have been tested in animal models to demonstrate the role of this receptor in alcohol dependence. These preclinical studies suggest that 5-HT1A receptor agonists may play a role in reducing alcohol intake. In addition, evidence suggests that α2-adrenergic receptor agonist signaling may play a role in mediating alcohol-drinking behavior in both rodents and humans.

The literature shows that 5-HT1A receptors are associated with controlling craving behaviors across the board. This indicates that MEAI may have a wide range of applications beyond AUD and binge drinking. Until today, only pre-clinical studies have been conducted with MEAI, including in-vitro and in-vivo studies. The studies were conducted in the United States, China, France and Israel.

MEAI is a psychoactive non-hallucinogenic molecule, exerting a euphoric alcohol-like experience, and based on human recreational use testimonials and pre-clinical trials, we believe also reduces the desire to consume alcoholic beverages. While determinations of safety and efficacy are solely within the authority of the FDA and comparable regulatory bodies, in pre-clinical studies, MEAI was well-tolerated by the tested animals. Although MEAI remains in development and is not cleared or approved by the FDA or similar foreign regulatory bodies, we believe that our drug candidate has the potential to change the lives of millions who struggle to drink in moderation.

We believe that MEAI holds the potential to break the vicious binge-drinking cycle at the decision point to drink more alcohol, by potentially innervating neural pathways such as 5-HT1A that lead to “sensible behavior”.

Strategic Focus

With respect to our AUD programs, we developed MEAI as a new chemical entity (NCE) drug candidate. We intend to seek regulatory approval through the FDA’s 505(b)(1) regulatory path. The FDA’s 505(b)(1) regulatory path is typically used for novel drugs that have not previously been studied or approved, and drug development pursuant to this path requires drug developers to conduct all studies needed to demonstrate the safety and efficacy of the drug. Given its nature, this type of submission requires extensive research, including both clinical and nonclinical studies, to prove the product’s safety and efficacy for the indication being sought.

Markets Overview and Opportunity

The current indications we are pursuing with our MEAI molecule are focused on two main verticals: (1) AUD and binge drinking (2) obesity and metabolic disorder. Additionally, we have engaged Professor Gal Yadid from the Gonda Multidisciplinary Brain Research Center located at Bar Ilan University (Ramat Gan, Israel) to advance the evaluation of MEAI as a potential treatment for addictions and other binge behaviors. Prof. Yadid, a prominent figure in the research and development of treatments for psychiatric disease, specifically drug addiction, depression, and PTSD, who is also a member of our Scientific Advisory Board, and his team conducted a series of studies to explore the mechanism of action and specific neural targets of MEAI to evaluate its efficacy as a potential therapeutic agent in the treatment of addiction and related behaviors. The results of pre-clinical research studies suggested that MEAI may be effective in the treatment of substance addiction and specifically cocaine without interrupting the natural reward process. According to the United Nations Office on Drugs and Crime’s “2022 World Drug Report”, of the estimated 284 million people who had used drugs in the past year, approximately 13.6%, 38.6 million, are estimated to have suffered from drug use disorders. While some addictions, such as drugs and alcohol, are more concerning than others, addiction and compulsive behavior is not limited to these substances. Compulsive consumption of food, shopping, gambling, sex, television, and technology, many of which increased in prevalence during the recent pandemic, can all be destructive when their use cannot be managed and all can potentially be treated by MEAI.

Corporate Information

We were incorporated under the name Cyntar Ventures Inc. on July 18, 2017, pursuant to the provisions of the Business Corporations Act (British Columbia). On March 24, 2021, we changed our name to Clearmind Medicine Inc.

Our principal executive offices are located at 101 – 1220 W. 6th Ave, Vancouver, BC V6H1A5. Our telephone number is 973.536.1016. Our website address is https://www.clearmindmedicine.com/. The information contained on our website and available through our website is not incorporated by reference into and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

January 2024 Offering

On January 11, 2024, we sold to several institutional investor an aggregate of 1,468,000 common shares in a registered direct offering at a purchase price of $1.60 per share, and pre-funded warrants to purchase up to 32,000 common shares at a purchase price of $1.5999, resulting in gross proceeds of approximately $2.4 million.  In addition, we issued to the investors unregistered common warrants, or the January 2024 PIPE Warrants, to purchase up to an aggregate of 1,500,000 common shares in the concurrent January 2024 Private Placement. The January 2024 PIPE Warrants are exercisable upon issuance at an exercise price of $1.60 per common share, subject to adjustment as set forth therein, and have a 5-year term from the issuance date. The January 2024 PIPE Warrants may be exercised on a cashless basis if at the time of exercise thereof, there is no effective registration statement registering the common shares underlying the January 2024 PIPE Warrants. We paid the placement agent in the registered direct offering and January 2024 Private Placement a cash placement fee equal to 8.0% of the gross proceeds received in the registered direct offering and $75,000 for reasonable legal fees and disbursements for the placement agent’s counsel.

In connection with the January 2024 Private Placement, the selling shareholders named in this prospectus may offer and sell up to an aggregate of 1,126,480 common shares issuable upon exercise of the January 2024 PIPE Warrants.

Implications of Being an “Emerging Growth Company” and a Foreign Private Issuer

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We could remain an “emerging growth company” for up to five years, which will be December 31, 2027, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the securities that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file reports with the United States Securities and Exchange Commission, or SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. We also present financial statements pursuant to IFRS instead of pursuant to U.S. generally accepted accounting principles. Furthermore, although the members of our management and supervisory boards will be required to notify the Israeli Securities Authority, of certain transactions they may undertake, including with respect to our Common Shares, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted, and follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

THE OFFERING

Common shares currently issued and outstanding	5,134,786 common shares

Common Shares offered by the selling shareholders	Up to an aggregate of 1,126,480 common shares

Common Shares to be issued and outstanding after this offering (assuming exercise of the January 2024 PIPE Warrants)	6,261,266 common shares (assuming exercise of the January 2024 PIPE Warrants)

Use of proceeds	We will not receive any proceeds from the sale of the common shares by the selling shareholder. All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholder. However, we may receive the proceeds from the exercise of any January 2024 PIPE Warrants if the selling shareholders do not exercise the January 2024 PIPE Warrants on a cashless basis, if and when exercised. See the section of this prospectus titled “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 5 of this prospectus and “Item 3. - Key Information – D. Risk Factors” in our annual report on Form 20-F for the year ended October 31, 2024, or the 2024 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our common shares.

Nasdaq Capital Market symbol	“CMND”

Frankfurt Stock Exchange symbol	“CWY”

Unless otherwise stated, all information in this prospectus is based on 5,134,786 common shares outstanding as of March 12, 2025, and does not include the following as of that date:

●	2,238,848 common shares issuable upon the exercise of warrants outstanding as of such date, at exercise prices ranging from $1.0777 to $243.75, all of which were vested as of such date;

●	5,521 common shares issuable upon the exercise of options to directors, employees and consultants under our incentive option plan outstanding as of such date, at a weighted average exercise price of $415.44, of which 5,500 were vested as of such date; and

●	1,251 common shares issuable upon the exercise of restricted share units issued to consultants under consulting agreements.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to no exercise of the warrants or options described above

See “Description of Share Capital” for additional information.

RISK FACTORS

You should carefully consider the risks described below and the risks described in our 2024 Annual Report which are incorporated by reference herein, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

The sale of a substantial amount of our ordinary shares, including resale of the ordinary shares issuable upon the exercise of the warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale an aggregate of 1,126,480 common shares issuable upon the exercise of warrants held by the selling shareholders. Sales of substantial amounts of our common shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our common shares, and the market value of our other securities. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional common shares or other equity or debt securities convertible into common shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

Part of our operations are conducted in Israel. Conditions in Israel, including the recent attack by Hamas and other terrorist organizations and Israel’s war against them, may affect our operations.

Our operations are located in the State of Israel. In addition, certain of our key employees and officers, including our chief executive officer, are residents of Israel. Accordingly, political, economic and military conditions in the Middle East may affect our business directly. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region, including Hamas (an Islamist militia and political group in the Gaza Strip) and Hezbollah (an Islamist militia and political group in Lebanon).

In particular, in October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in thousands of deaths and injuries, and Hamas additionally kidnapped many Israeli civilians and soldiers. On January 19, 2025, a temporary ceasefire went into effect, the result of which is uncertain. As a result of the events of October 7, 2023, the Israeli government declared that the country was at war and the Israeli military began to call-up reservists for active duty. As of January 21, 2025, none of our directors, officers or employees are serving in active or reserve duty. Military service call ups that result in absences of personnel from us for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations.

Since the commencement of these events, there have been continued hostilities along Israel’s northern border with with the Hezbollah terror organization), with the Houthis in Yemen and on other fronts with various extremist groups in the region, such as various rebel militia groups in Syria and Iraq. In October 2024, Israel began limited ground operations against Hezbollah in Lebanon, and in November 2024, a ceasefire was brokered between Israel and Hezbollah. It is possible that hostilities with Iran, Hezbollah, the Houthis and Syria will escalate, and that other terrorist organizations, including Palestinian military organizations in the West Bank, will join the hostilities. In addition, Iran recently launched direct attacks on Israel involving hundreds of drones and missiles, has threatened to continue to attack Israel, and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthis in Yemen and various rebel militia groups in Syria and Iraq. These situations may potentially escalate in the future to more violent events which may affect Israel and us. Any hostilities, armed conflicts, terrorist activities involving Israel or the interruption or curtailment of trade between Israel and its trading partners, or any political instability in the region could adversely affect business conditions and our results of operations and could make it more difficult for us to raise capital and could adversely affect the market price of our ordinary shares. An escalation of tensions or violence might result in a significant downturn in the economic or financial condition of Israel, which could have a material adverse effect on our operations in Israel and our business. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation, and we have not experienced disruptions to our clinical studies, facilities or the manufacturing or supply of our drug candidates. However, the intensity and duration of Israel’s current security situation in Israel is difficult to predict at this stage, as are such war’s economic implications on our business and operations and on Israel’s economy in general, and we continue to monitor the situation closely and examine the potential disruptions that could adversely affect our operations. If the ceasefires declared collapse or a new war commences or hostilities expand to other fronts, our operations may be adversely affected.

Our insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East or for any resulting disruption in our operations. Although the Israeli government has in the past covered the reinstatement value of direct damages that were caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred, and the government may cease providing such coverage or the coverage might not suffice to cover potential damages. Any losses or damages incurred by us could have a material adverse effect on our business.

Finally, political conditions within Israel may affect our operations. Israel has held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and growth prospects.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and elsewhere, including in our 2024 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

●	the ability of our pre-clinical and any future clinical trials to demonstrate safety and efficacy of our future product candidates, and other positive results;

●	the timing and focus of our future preclinical studies and clinical trials, and the reporting of data from those studies and trials;

●	the size of the market opportunity for our future product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting;

●	the success of competing therapies that are or may become available;

●	the beneficial characteristics, safety, efficacy and therapeutic effects of our future product candidates, as well as the potential healthcare costs saved through utilizing our future product candidates;

●	the ability of our future product candidates to address needs not currently addressed by the psychedelic industry;

●	the ability of our future product candidates to address needs not currently addressed by the psychedelic industry;

●	our ability to obtain and maintain regulatory approval of our future product candidates;

●	our plans relating to the further development of our future product candidates, including additional disease states or indications we may pursue;

●	existing regulations and regulatory developments in the United States and other jurisdictions;

●	our plans and ability to obtain or protect intellectual property rights, including extensions of patent terms where available and our ability to avoid infringing the intellectual property rights of others;

●	the ability of our management team to oversee our drug research programs;

●	the need to hire additional personnel and our ability to attract and retain such personnel;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our dependence on third parties;

●	our ability to compete with other companies who offer products that address similar issues that our future product candidates will address;

●	our financial performance;

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

●	our ability to generate revenue and profit margin under our anticipated contracts which is subject to certain risks;

●	difficulties in our partners’ ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;

●	our ability to restructure our operations to comply with future changes in government regulation;

●	security, political and economic instability in the Middle East that could harm our business, including due to the security situation in Israel; and

●	those factors referred to in our 2024 Annual Report incorporated by reference herein in “Item 3. Key Information – D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our 2024 Annual Report generally, which is incorporated by reference into this prospectus.

Forward-looking statements are based on our management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions, and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Important factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements.

The forward-looking statements included in this prospectus speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common shares by the selling shareholders. All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their common shares as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the January 2024 PIPE Warrants to the extent that these warrants are exercised for cash by the selling shareholders. The January 2024 PIPE Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the January 2024 PIPE Warrants mentioned above were exercised for cash in full, the proceeds would be approximately $2.4 million.

We intend to use the net proceeds of such warrant exercise, if any, for general corporate purposes, which may include operating expenses, research and development, including clinical and pre-clinical testing of our product candidates, working capital, future acquisitions and general capital expenditures.

The amounts and schedule of our actual expenditures will depend on multiple factors including the progress of our clinical development and regulatory efforts, the status and results of the clinical trials, the pace of our partnering efforts in regard to manufacturing and commercialization and the overall regulatory environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

Pending our application of the net proceeds from this offering, we plan to invest such proceeds in short-term, investment-grade, interest-bearing securities and depositary institutions.

DIVIDEND POLICY

We have never declared or paid any cash dividends to our shareholders of our Common Shares, and we do not anticipate or intend to pay cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors, or our Board, in compliance with applicable legal requirements and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, our strategic goals and plans to expand our business, applicable law and other factors that our Board may deem relevant.

The Business Corporations Act (British Columbia), as amended, or the BCBCA, imposes further restrictions on our ability to declare and pay dividends. See “Description of Share Capital—Dividends” for additional information.

Payment of dividends may be subject to Canadian withholding taxes. See “Item 10. – Additional Information – E. “Taxation — Material Canadian Federal Income Tax Considerations” in our 2024 Annual Report incorporated by reference herein for additional information.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of January 31, 2025:

You should read this information in conjunction with our consolidated financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

As of January 31, 2025
U.S. dollars in thousands
Cash	$5,781
Warrant liability	(2,983)

Shareholders’ equity:
Share capital	24,759
Warrant reserve	459
Share-based payment reserve	2,751
Accumulated other comprehensive loss	(21)
Deficit	(25,094)

Total shareholders’ equity	2,854
Total capitalization	2,854

Unless otherwise indicated, the number of common shares outstanding prior to and after this offering is based on 4,693,623 Common Shares outstanding as of January 31, 2025. The number of Common Shares referred to above to be outstanding after this offering and, unless otherwise indicated, the other information in this prospectus, excludes as of such date:

●	2,238,848 common shares issuable upon the exercise of warrants outstanding as of such date, at exercise prices ranging from $1.0777 to $243.75, all of which were vested as of such date;

●	5,521 common shares issuable upon the exercise of options to directors, employees and consultants under our incentive option plan outstanding as of such date, at a weighted average exercise price of $415.44, of which 5,500 were vested as of such date; and

●	442,411 common shares issuable upon the exercise of restricted share units issued to consultants under consulting agreements.

SELLING SHAREHOLDERS

The common shares being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon exercise of the January 2024 PIPE Warrants. For additional information regarding the issuances of the January 2024 PIPE Warrants, see “Prospectus Summary – January 2024 Offering” above. We are registering the common shares underlying the January 2024 PIPE Warrants in order to permit the selling shareholders to offer the common shares for resale from time to time. Except for the ownership of common shares and the January 2024 PIPE Warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the common shares by each of the selling shareholders. The second column lists the number of common shares beneficially owned by each selling shareholder, based on its ownership of the common shares and warrants, as of January 21, 2025, assuming exercise of the January 2024 PIPE Warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the common shares being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of common shares issued to the selling shareholders in the “Prospectus Summary – January 2024 Offering” described above and (ii) the maximum number of common shares issuable upon exercise of the January 2024 PIPE Warrants, determined as if the outstanding January 2024 PIPE Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the exercise of the January 2024 PIPE Warrants. The fourth column assumes the sale of all of the common shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the January 2024 PIPE Warrants, a selling shareholder may not exercise the January 2024 PIPE Warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common shares following such exercise, excluding for purposes of such determination common shares issuable upon exercise of the January 2024 PIPE Warrants that have not been exercised. The number of common shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their common shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Common Shares Owned Prior to Offering		Maximum Number of Common Shares to be Sold Pursuant to this Prospectus		Number of Common Shares Owned After Offering		Percentage of Ordinary Shares Owned After the Offering
Lind Global Fund II LP (1)	187,500	(2)	187,500	(2)	-		-%
Iroquois Capital Investment Group LLC (3)	201,419	(4)	187,500	(5)	13,919	(6)	* %
Iroquois Master Fund Ltd. (7)	250,266	(8)	125,000	(9)	125,266	(10)	2.60%
District 2 Capital Fund LP (11)	281,919	(12)	187,500	(13)	94,419	(14)	1.93%
Bigger Capital Fund, LP (15)	81,250	(16)	81,250	(17)	-		-%
L1 Capital Global Opportunities Master Fund (18)	125,918	(19)	62,500	(20)	63,418	(21)	1.33%
S.H.N FINANCIAL INVESTMENTS LTD (22)	13,980	(23)	13,980	(24)	-		-%
Armistice Capital, LLC (25)	294,476	(26)	62,500	(27)	231,976	(28)	4.88%
Empery Asset Master, LTD (29)	52,786	(30)	52,786	(31)	-		-%
Empery Tax Efficient, LP (32)	17,721	(33)	17,721	(34)	-		-%
Empery Tax Efficient III, LP (35)	23,243	(36)	23,243	(37)	-		-%
Hudson Bay Master Fund Ltd. (38)	125,000	(39)	125,000	(40)	-		-%

*	Less than 1%
(1)	The securities are directly held by Lind Global Fund II LP (“Lind”). Jeff Easton is the Managing Member of Lind Global Partners II, LLC, which is the General Partner of Lind Global Fund II LP, and in such capacity has the right to vote and dispose of the securities held by Lind. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(2)	Consists of 187,500 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(3)	Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be a beneficial owner of the securities held by Iroquois Capital Investment Group LLC. The address for Iroquois Capital Investment Group LLC is 2 Overhill Road, Suite 400, Scarsdale, NY 10583.
(4)	Consists of (i) 13,919 common shares issuable upon the exercise of warrants previously issued and (ii) 187,500 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(5)	Consists of 187,500 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(6)	Consists of 13,919 common shares issuable upon the exercise of warrants previously issued.
(7)	Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As managing members of Iroquois Capital, Kimberly Page and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Ms. Page and Mr. Abbe may be deemed to be beneficial owners of the securities held by Iroquois Capital Management and Iroquois Master Fund. The address for Iroquois Master Fund Ltd. is 2 Overhill Road, Suite 400, Scarsdale, NY 10583.
(8)	Consists of (i) 125,266 common shares issuable upon the exercise of warrants previously issued and (ii) 125,000 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(9)	Consists of 125,500 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(10)	Consists of 125,266 common shares issuable upon the exercise of warrants previously issued.
(11)	The shares will be directly held by District 2 Capital Fund LP, a New York limited partnership (“District 2”), and may be deemed to be indirectly beneficially owned by: (i) District 2 GP LLC (“District 2 GP”), as the general partner of the Capital Fund; and (ii) Michael Bigger, as the Managing Member of District 2 GP. District 2 GP and Michael Bigger disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The address of District 2 is c/o District 2 Capital Fund LP, 14 Wall Street, 2nd Floor, Huntington, New York 11743. The warrants held by this selling shareholder are subject to a beneficial ownership limitation of 4.99%, which does not permit the Selling Shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 4.99% beneficial ownership limitation.
(12)	Consists of (i) 94,419 common shares issuable upon the exercise of warrants issued in our September 2023 financing and (ii) 187,500 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(13)	Consists of 187,500 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(14)	Consists of 94,419 common shares issuable upon the exercise of warrants issued in our September 2023 financing.
(15)	The shares will be directly held by Bigger Capital Fund LP, a Delaware limited partnership (the “Capital Fund”), and may be deemed to be indirectly beneficially owned by: (i) Bigger Capital Fund GP, LLC (“Bigger GP”), as the investment manager of the Capital Fund; and (ii) Michael Bigger, as the Managing Member of Bigger GP. Bigger GP and Michael Bigger disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The address of the Capital Fund is c/o Bigger Capital Fund LP, 11700 W Charleston Blvd, 170-659, Las Vegas, Nevada 89135. The warrants held by this selling shareholder are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 4.99% beneficial ownership limitation.
(16)	Consists of 81,250 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(17)	Consists of 81,250 common shares issuable upon the exercise of the January 2024 PIPE Warrants.

(18)	The shares will be directly held by L1 Capital Global Opportunities Master Fund, a Cayman Islands exempted company (the “L1 Fund”). David Feldman, the portfolio manager of L1 Capital Global Opportunities Master Fund, has voting and investment power over these securities. David Feldman and Joel Arber have voting and dispositive powers and disclaim beneficial ownership. The address of L1 Capital Global Opportunities Master Fund is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(19)	Consists of (i) 63,418 common shares issuable upon the exercise of warrants issued in our April 2023 financing and (ii) 62,500 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(20)	Consists of 62,500 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(21)	Consists of 63,418 common shares issuable upon the exercise of warrants issued in our April 2023 financing.
(22)	The shares will be directly held by S.H.N. Financial Investments Ltd., an Israeli corporation (“S.H.N.”), and may be deemed to be indirectly beneficially owned by Mr. Hadar Shamir and Mr. Nir Shamir who each own 50% of the company and have shared voting and dispositive power over the common shares. Mr. Hadar Shamir and Mr. Nir Shamir disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The address of S.H.N. is c/o S.H.N. Financial Investments Ltd., 3 Arik Einstein Street, Herzilya, Israel. The warrants held by this selling shareholder are subject to a beneficial ownership limitation of 4.99%, which does not permit selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 4.99% beneficial ownership limitation.
(23)	Consists of 13,980 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(24)	Consists of 13,980 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(25)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(26)	Consists of (i) 231,976 common shares issuable upon the exercise of warrants issued in our September 2023 financing and (ii) 62,500 common shares issuable upon the exercise of the January 2024 PIPE Warrants. This selling shareholder does not currently hold any common shares.
(27)	Consists of 62,500 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(28)	Consists of 231,976 common shares issuable upon the exercise of warrants issued in our September 2023 financing.
(29)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(30)	Consists of 52,786 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(31)	Consists of 52,786 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(32)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(33)	Consists of 17,721 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(34)	Consists of 17,721 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(35)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(36)	Consists of 23,243 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(37)	Consists of 23,243 common shares issuable upon the exercise of the January 2024 PIPE Warrants.

(38)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Capital Management L.P. is 290 Harbor Dr., 3rd Floor, Stamford, CT 06902. The warrants held by this selling shareholder are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 4.99% beneficial ownership limitation.
(39)	Consists of 125,000 common shares issuable upon the exercise of the January 2024 PIPE Warrants.
(40)	Consists of 125,000 common shares issuable upon the exercise of the January 2024 PIPE Warrants.

DESCRIPTION OF SHARE CAPITAL

General

The following is a summary of the material terms of our share capital, as set forth in our articles of association, as the same will be effective at the time of the consummation of this offering, and certain related sections of the Business Corporations Act (British Columbia), or the BCBCA. The following summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles of association and the applicable provisions of the BCBCA.

On September 30, 2022, our shareholders approved a one-for-30 reverse split of our issued and outstanding common shares. In addition, on November 28, 2023, we effected a one-for-30 consolidation of our issued and outstanding common shares. Except where otherwise indicated, all share and per share data in this prospectus have been retroactively restated to reflect the aforementioned consolidations.

Authorized Share Capital

As of March 12, 2025, we had 5,134,786 common shares issued and outstanding and our authorized share capital consists of an unlimited number of common shares, no par value.

In the last three years, we have issued an aggregate of 1,961,194 common shares for aggregate net proceeds of $19.6 million net of share issuance costs in several public offerings and private placements. In addition, during the same period, 1,999,687 warrants were exercised for gross proceeds of $5.2 million.

In addition to common shares, in the last three years, we have granted (i) share options to employees, directors, consultants and service providers under our Executive Stock Option and Restricted Share Unit Plans exercisable into an aggregate of 891,304 common shares, with exercise prices ranging from $23.40 to $621.38 per share; and (ii) an aggregate of 4,335,758 warrants exercisable into common shares, with exercise prices ranging from $1.0777 to $243.75 per share, which were issued in three private placements.

Common Shares

All of our Common Shares are one and the same class, identical in all respects and have equal rights, powers and privileges.

Voting. Except as otherwise provided for by resolution of our Board, the holders of outstanding Common Shares have the exclusive right to vote on all matters requiring shareholder action. On each matter on which holders of Common Shares are entitled to vote, each outstanding share of Common Share is entitled to one vote.

Dividends. Holders of our Common Shares have equal rights of participation in the dividends and other distributions of our cash, stock or property when, as and if declared thereon by our Board from time to time out of our assets or funds legally available therefor and shall have equal rights to receive our assets and funds available for distribution to shareholders in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary.

Liquidation. Holders of our Common Shares have equal rights to receive our assets and funds available for distribution to shareholders in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary.

Rights and Preferences. Holders of our Common Shares will have no preemptive, conversion or subscription rights, and there will be no redemption or sinking funds provisions applicable to our Common Shares. The rights, preferences and privileges of the holders of our Common Shares will be subject to, and may be adversely affected by, the rights of the holders of share of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding Common Shares are, and the Common Shares to be issued in this offering will be, fully paid and nonassessable.

Anti-Takeover Provisions

Some provisions of the BCBCA and other British Columbia laws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests, including transactions that provide for payment of a premium over the market price for our Common Shares.

Undesignated Share Classes and Series. The ability of our Board, without action by our stockholders, to create and issue undesignated shares in such classes and in such series as determined by our Board, with voting or other rights or preferences as designated by our Board could impede the success of any attempt to effect a change in control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Limitations on Liability and Indemnification Matters

Our articles of association provide that we may indemnify any of our directors, former directors, officers or former officers, any other person and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we may, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each of our directors and officers is deemed to have contracted with us on terms of the indemnity contained in our articles of association. In addition, we may indemnify any other person in accordance with the BCBCA.

We also have entered and intend to enter into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our articles of association. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by such persons in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our articles of association and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the limitation of liability and indemnification provisions of our articles of association of incorporation, and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which will be filed as an exhibit to this registration statement to which this prospectus forms a part.

The limitation of liability and indemnification provisions in our articles of association may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Listing

Our Common Shares are listed on the Nasdaq Capital Market under the symbol “CMND.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares will be Computershare Limited.

Comparison of Shareholder Rights

We are a corporation governed by the BCBCA. The following discussion summarizes material differences between the rights of holders of Common Shares and the holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of British Columbia and Delaware. This summary is qualified in its entirety by reference to the Delaware General Corporation Law, or the DGCL, the BCBCA, and our articles.

	Delaware	British Columbia
Stockholder/Shareholder Approval of Business Combinations; Fundamental Changes

Under the DGCL, certain fundamental changes such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, are generally required to be approved by the holders of a majority of the outstanding stock entitled to vote on the matter, unless the certificate of incorporation requires a higher percentage.

However, under the DGCL, mergers in which less than 20% of a corporation’s stock outstanding immediately prior to the effective date of the merger is issued generally do not require stockholder approval. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (i) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (ii) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (iii) following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (iv) the corporation consummating the offer merges with or into such constituent corporation and (v) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.

The DGCL does not contain a procedure comparable to a plan of arrangement under BCBCA.

Under the BCBCA and our articles, certain extraordinary company alterations, such as changes to authorized share structure, continuances, into or out of province, certain amalgamations, sales, leases or other dispositions of all or substantially all of the undertaking of a company (other than in the ordinary course of business) liquidations, dissolutions, and certain arrangements are required to be approved by ordinary or special resolution as applicable.

An ordinary resolution is a resolution (i) passed at a shareholders’ meeting by a simple majority, or (ii) passed, after being submitted to all of the shareholders, by being consented to in writing by shareholders who, in the aggregate, hold shares carrying at least two-thirds of the votes entitled to be cast on the resolution.

A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) passed by being consented to in writing by all shareholders entitled to vote on the resolution.

Under the BCBCA, an action that prejudices or interferes with a right or special right attached to issued shares of a class or series of shares must be approved by a special separate resolution of the holders of the class or series of shares being affected.

Under the BCBCA, arrangements are permitted and a company may make any proposal it considers appropriate “despite any other provision” of the BCBCA. In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is customary for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, including holders of shares not normally entitled to vote. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness of the arrangement and approve or reject the proposed arrangement.

The BCBCA does not contain a provision comparable to Section 251(h) of the DGCL.

Special Vote Required for Combinations with Interested Stockholders/ Shareholders

Section 203 of the DGCL provides (in general) that a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder. The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (i) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (a) the business combination or (b) the transaction in which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

For the purpose of Section 203, the DGCL, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person’s affiliates or associates, (i) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (ii) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

The BCBCA does not contain a provision comparable to Section 203 of the DGCL with respect to business combinations.

Appraisal Rights; Rights to Dissent	Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the shareholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (ii) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders; (iii) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (iv) any combination of the shares of stock, depository receipts and cash instead of the fractional shares or fractional depository receipts.	The BCBCA provides that shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where we resolve to (i) alter our articles to alter the restrictions on the powers of the company or on the business it is permitted to carry on; (ii) approve certain amalgamations; (iii) approve an arrangement, where the terms of the arrangement or court orders relating thereto permit dissent; (iv) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (v) continue the company into another jurisdiction. Dissent may also be permitted if authorized by resolution. A court may also make an order permitting a shareholder to dissent in certain circumstances.

Compulsory Acquisition	Under the DGCL, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders.	The BCBCA provides that if, within 4 months after the making of an offer to acquire shares, or any class of shares, of a company, the offer is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the offer relates, the offeror is entitled, upon giving proper notice within 5 months after the date of the offer, to acquire (on the same terms on which the offeror acquired shares from those holders of shares who accepted the offer) the shares held by those holders of shares of that class who did not accept the offer. Offerees may apply to the court, within 2 months of receiving notice, and the court may set a different price or terms of payment and may make any consequential orders or directions as it considers appropriate.

Stockholder/ Shareholder Consent to Action Without Meeting	Under the DGCL, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.	Although it is not customary for public companies to do so, under the BCBCA, shareholder action without a meeting may be taken by a consent resolution of shareholders provided that it satisfies the thresholds for approval in a company’s articles, the BCBCA and the regulations thereunder. A consent resolution is as valid and effective as if it was a resolution passed at a meeting of shareholders.

Special Meetings of Stockholders/ Shareholders	Under the DGCL, a special meeting of shareholders may be called by the board of directors or by such persons authorized in the certificate of incorporation or the bylaws.	Under the BCBCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a general meeting may requisition that the directors call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting. Upon receiving a requisition that complies with the technical requirements set out in the BCBCA, the directors must, subject to certain limited exceptions, call a meeting of shareholders to be held not more than 4 months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate not less than 2.5% of our issued shares that carry the right to vote at general meetings may call the meeting.

Distributions and Dividends; Repurchases and Redemptions	Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may pay dividends out of capital surplus or, if there is no surplus, out of net profits for the current and/or the preceding fiscal year in which the dividend is declared, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board. A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.	Under the BCBCA, a company may pay a dividend in money or other property unless there are reasonable grounds for believing that the company is insolvent, or the payment of the dividend would render us insolvent. The BCBCA provides that no special rights or restrictions attached to a series of any class of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class. Under the BCBCA, the purchase or other acquisition by a company of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above). Our company is permitted, under its articles, to acquire any of its Common Shares, and the approval of its board of directors. Under the BCBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a company may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it.

Vacancies on Board of Director	Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.	Under the BCBCA and our articles, a vacancy among the directors created by the removal of a director may be filled by the shareholders at the meeting at which the director is removed or, if not filled by the shareholders at such meeting, by the shareholders or by the remaining directors. In the case of a casual vacancy, the remaining directors may fill the vacancy. Under the BCBCA, directors may increase the size of the board of directors by one third of the number of current directors. Under the BCBCA and our articles, if as a result of one or more vacancies, the number of directors in office falls below the number required for a quorum, the remaining directors may appoint as directors the number of individuals that, when added to the number of remaining directors, will constitute a quorum and/or call a shareholders’ meeting to fill any or all vacancies among directors and to conduct such other business that may be dealt with at that meeting, but must not take any other action until a quorum is obtained.

Constitution and Residency Of Directors	The DGCL does not have residency requirements, but a corporation may prescribe qualifications for directors under its certificate of incorporation or bylaws.	The BCBCA does not place any residency restrictions on the boards of directors.

Removal of Directors; Terms of Directors	Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.	Our articles allow for the removal of a director by special resolution of the shareholders. According to our articles, all directors cease to hold office immediately before the election or appointment of directors at every annual general meeting, but are eligible for re-election or re- appointment.

Inspection of Books and Records	Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may inspect the corporation’s books and records for a proper purpose.	Under the BCBCA, directors and shareholders may, without charge, inspect certain of the records of a company. Former shareholders and directors may also inspect certain of the records, free of charge, but only those records pertaining to the times that they were shareholders or directors. Public companies must allow all persons to inspect certain records of the company free of charge.

Amendment of Governing Documents

Under the DGCL, a certificate of incorporation may be amended if: (i) the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; provided that unless required by the certificate of incorporation, no meeting or vote is required to adopt an amendment for certain specified changes; and (ii) the holders of a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the certificate of incorporation. The shareholders of a Delaware corporation also have the power to amend bylaws.

Under the BCBCA, a company may amend its articles or notice of articles by (i) the type of resolution specified in the BCBCA, (ii) if the BCBCA does not specify a type of resolution, then by the type specified in our articles, or (iii) if our articles do not specify a type of resolution, then by special resolution. The BCBCA permits many substantive changes to a company’s articles (such as a change in our authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles.

Our articles provide that certain changes to our share structure and any creation or alteration of special rights and restrictions attached to a series or class of shares be done by way of ordinary resolution. However, if a right or special right attached to a class or series of shares would be prejudiced or interfered with by such an alteration, the BCBCA requires that holders of such class or series of shares must approve the alteration by a special separate resolution of those shareholders.

Our articles also provide that the shareholders may from time to time, by ordinary resolution, make any alteration to our notice of articles and articles as permitted by the BCBCA.

Indemnification of Directors and Officers

Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, provided that there is a determination that: (i) the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal action or proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

The DGCL requires indemnification of directors and officers for expenses (including attorneys’ fees) actually and reasonably relating to a successful defense on the merits or otherwise of a derivative or third-party action.

Under the DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers upon the receipt of an undertaking by or on behalf of the individual to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at our request; or (iii) an indemnifiable person (as defined in the “Description of Share Capital” section above) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles. In addition, a company must not indemnify an indemnifiable person in proceedings brought against the indemnifiable person by or on behalf of the company or an associated company. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement. As permitted by the BCBCA, our articles require us to indemnify our directors, officers, former directors or officers (and such individual’s respective heirs and legal representatives) and permit us to indemnify any person to the extent permitted by the BCBCA.

Limited Liability of Directors	The DGCL permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the fiduciary duty of care. The DGCL does not permit any limitation of the liability of a director for: (i) breaching the duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith; (iii) engaging in intentional misconduct or a known violation of law; (iv) obtaining an improper personal benefit from the corporation; or (v) paying a dividend or approving a stock repurchase that was illegal under applicable law.	Under the BCBCA, a director or officer of a company must (i) act honestly and in good faith with a view to the best interests of the company; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; (iii) act in accordance with the BCBCA and the regulations thereunder; and (iv) subject to (i) to (iii), act in accordance with the articles of the company. These statutory duties are in addition to duties under common law and equity. No provision in a contract or the articles of a company may relieve a director or officer of a company from the above duties. Under the BCBCA, a director is not liable for certain acts if the director has otherwise complied with his or her duties and relied, in good faith, on (i) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (ii) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (iii) a statement of fact represented to the director by an officer of the company to be correct, or (iv) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate or that information or representation was fraudulently made or inaccurate. Further, a director is not liable if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

Stockholder/ Shareholder Lawsuits	Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation; provided, however, that under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which the subject of the suit, but through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Under the BCBCA, a shareholder (including a beneficial shareholder) or director of a company and any person who, in the discretion of the court, is an appropriate person to make an application to court to prosecute or defend an action on behalf of a company (a derivative action) may, with judicial leave: (i) bring an action in the name and on behalf of the company to enforce a right, duty or obligation owed to the company that could be enforced by the company itself or to obtain damages for any breach of such right, duty or obligation or (ii) defend, in the name and on behalf of the company, a legal proceeding brought against the company.

Under the BCBCA, the court may grant leave if: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the action; (ii) notice of the application for leave has been given to the company and any other person that the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court to be in the interests of the company for the action to be prosecuted or defended.

Under the BCBCA, upon the final disposition of a derivative action, the court may make any order it determines to be appropriate. In addition, under the BCBCA, a court may order a company to pay the complainant’s interim costs, including legal fees and disbursements. However, the complainant may be held accountable for the costs on final disposition of the action.

Oppression Remedy	Although the DGCL imposes upon directors and officers fiduciary duties of loyalty (i.e., a duty to act in a manner believed to be in the best interest of the corporation and its stockholders) and care, there is no remedy under the DGCL that is comparable to the BCBCA’s oppression remedy.	The BCBCA’s oppression remedy enables a court to make an order (interim or final) to rectify the matters complained of if the court is satisfied upon application by a shareholder (as defined below) that the affairs of the company are being conducted or that the powers of the directors have been exercised in a manner that is oppressive, or that some action of the company or shareholders has been or is threatened to be taken which is unfairly prejudicial, in each case to one or more shareholders. The applicant must be one of the persons being oppressed or prejudiced and the application must be brought in a timely manner. A “shareholder” for the purposes of the oppression remedy includes legal and beneficial owners of shares as well as any other person whom the court considers appropriate. The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders.

Blank Check Preferred Stock/Shares	Under the DGCL, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares. In addition, the DGCL does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Advance Notification Requirements for Proposals of Stockholders/ Shareholders	Delaware corporations typically have provisions in their bylaws that require a stockholder proposing a nominee for election to the board of directors or other proposals at an annual or special meeting of the stockholders to provide notice of any such proposals to the secretary of the corporation in advance of the meeting for any such proposal to be brought before the meeting of the stockholders. In addition, advance notice bylaws frequently require the stockholder nominating a person for election to the board of directors to provide information about the nominee, such as his or her age, address, employment and beneficial ownership of shares of the corporation’s capital stock. The stockholder may also be required to disclose, among other things, his or her name, share ownership and agreement, arrangement or understanding with respect to such nomination. For other proposals, the proposing stockholder is often required by the bylaws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.	Under the BCBCA, qualified shareholders holding at least one percent (1%) of our issued voting shares or whose shares have a fair market value in excess of $2,000 in the aggregate may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of the company for at least 2 years before the date of signing the proposal. If the proposal and a written statement in support of the proposal (if any) are submitted at least three months before the anniversary date of the previous annual meeting and the proposal and written statement (if any) meet other specified requirements, then the company must either set out the proposal, including the names and mailing addresses of the submitting person and supporters and the written statement (if any), in the proxy circular of the company or attach the proposal and written statement thereto. In certain circumstances, the company may refuse to process a proposal.

DESCRIPTION OF WARRANTS

January 2024 PIPE Warrants

The following is a brief summary of the January 2024 PIPE Warrants issued in the January 2024 Private Placement and is subject in all respects to the provisions contained in the investor warrants, in the form filed as an exhibit to our Current Report on Form 6-K dated January 16, 2024.

Exercisability. The January 2024 PIPE Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The January 2024 PIPE Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the January 2024 PIPE Warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. We will make our best effort to maintain an effective registration statement registering the issuance of common shares underlying the January 2024 PIPE Warrants under the Securities Act. If such a registration statement is not effective or available the holder may, in its sole discretion, elect to exercise the January 2024 PIPE Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the January 2024 PIPE Warrants. No fractional shares will be issued in connection with the exercise of a January 2024 PIPE Warrants. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the January 2024 PIPE Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the January 2024 PIPE Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole common share purchasable upon exercise of the January 2024 PIPE Warrants is $1.60 per share. The exercise price is subject to appropriate adjustment in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Subject to certain exemptions outlined in the January 2024 PIPE Warrants, for the life of the warrant, if we shall sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common shares or convertible security, at an effective price per share less than the exercise price of the January 2024 PIPE Warrants then in effect, or a Dilutive Issuance, the number of common shares issuable upon exercise of the January 2024 PIPE Warrant shall be proportionally adjusted so that the aggregate exercise price of the January 2024 PIPE Warrants shall remain unchanged.

Share Combination Event Adjustments. If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our common shares and the lowest daily volume weighted average price during the five consecutive trading days commencing on the date of such event is less than the exercise price then in effect, then the exercise price shall be reduced to the lowest daily volume weighted average price during such five day period and the number of warrant shares issuable shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price on the date of issuance. Such adjustment may only be made one time.

Transferability. Subject to applicable laws, the January 2024 PIPE Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply to list the January 2024 PIPE Warrants on any securities exchange or nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the January 2024 PIPE Warrants and generally including any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding common shares, the holders of the January 2024 PIPE Warrants will be entitled to receive upon exercise of the January 2024 PIPE Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the January 2024 PIPE Warrants immediately prior to such fundamental transaction without regard to any limitations on exercised contained in the January 2024 PIPE Warrants.

Rights as a Stockholder. Except as otherwise provided in the January 2024 PIPE Warrants or by virtue of such holder’s ownership of our common shares, the holder of a January 2024 PIPE Warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the January 2024 PIPE Warrant.

Governing Law. The January 2024 PIPE Warrants are governed by New York law.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market of our common shares or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses, excluding placement agent discounts, expected to be incurred in connection with the offer and sale of the securities offered by us. With the exception of the SEC registration fee, all amounts are estimates:

SEC registration fee	$315
Legal fees and expenses	25,000
Accounting fees and expenses	5,000
Miscellaneous	5,000
Total	$35,315

LEGAL MATTERS

The validity of the issuance of our Common Shares offered in this prospectus and certain other matters of Canadian law will be passed upon for us by Daniel N. Bloch. Certain matters of U.S. federal law will be passed upon for us by Greenberg Traurig, P.A., Tel Aviv, Israel. Certain legal matters in connection with this offering will be passed upon for the placement agent by Kaufman & Canoles, P.C., Richmond, Virginia with respect to U.S. federal law.

EXPERTS

The financial statements of Clearmind Medicine Inc. as of October 31, 2024 and 2023 and for the years then ended, as included in this prospectus, have been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte global network, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given the firm’s authority as experts in accounting and auditing.

The audit report covering the October 31, 2024 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and lack of sufficient resources raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of British Columbia. Some of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our Board, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our Board, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. There is uncertainty with respect to whether a Canadian court would take jurisdiction on a matter of liability predicated solely upon U.S. federal securities laws, and uncertainty with respect to whether a Canadian court would enforce a foreign judgment on liabilities predicated upon the securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Common Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will file reports with the SEC. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at https://www.clearmindmedicine.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended October 31, 2024, filed with the SEC on January 22, 2025;

●	The Company’s Reports on Form 6-K filed with the SEC on February 4, 2025 and March 13, 2025 (in each case, to the extent expressly incorporated by reference into our effective registration statements); and

●	The description our Common Shares, which is contained in our registration statement on Form 8-A filed with the SEC pursuant to the Exchange Act on November 9, 2022 (File No. 001-41557), as amended by Exhibit 2.1 to the Company’s Annual Report on Form 20-F for the fiscal year ended October 31, 2023, filed with the SEC on January 29, 2024.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Clearmind Medicine Inc., 101 – 1220 W. 6th Ave, Vancouver, BC V6H1A, Attention: Alan Rootenberg, Chief Financial Officer, telephone number: +1 973.536.1016.

1,126,480 Common Shares

Clearmind Medicine Inc.

PRELIMINARY PROSPECTUS

           , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees.

Indemnification

Our articles of association provide that we may indemnify our directors, former directors, officers or former officers, any other person and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we may, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each of our directors and officers is deemed to have contracted with us on terms of the indemnity contained in our articles of association. In addition, the Registrant may indemnify any other person in accordance with the BCBCA.

We also have entered and intend to enter into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our articles of association. These agreements, among other things, to provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by such persons in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our articles of association and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the limitation of liability and indemnification provisions of our articles of association of incorporation, our articles of association and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which will be filed as an exhibit to this registration statement to which this prospectus forms a part.

The limitation of liability and indemnification provisions in our articles of association may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any placement agent agreement we enter into in connection with the sale of Common Shares being registered hereby, the placement agent will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 7. Recent Sales of Unregistered Securities.

Set forth below are the sales of all unregistered securities of ours sold by us within the past three years (i.e., since January 1, 2022, up to the date of this registration statement) which were not registered under the Securities Act. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On February 8, 2022, we entered into a private placement agreement with Medigus Ltd., or Medigus, pursuant to which we will raise approximately CAD$1.6 million (approximately $1.25 million). As consideration for the agreement, we agreed to issue Medigus 2,208 units, or the Medigus Units at a subscription price of CAD$720.00 (approximately $570.00) per Medigus Unit. Each Medigus Unit is comprised of one Common Share and one warrant to purchase one Common Share. Each warrant will be exercisable for a period of 18 months into one additional Common Share at a price per share of CAD$1,800.00. The transaction closed in April 2022.

On January 11, 2024, we consummated a registered direct offering of 1,468,000 common shares and 32,000 pre-funded warrants at a price of $1.60 per common share and $1.5999 per pre-funded warrant share and a simultaneous private placement of unregistered common warrants to purchase an aggregate of up to 1,500,000 common shares. The unregistered common warrants have an exercise price of $1.60 per share, are immediately exercisable and have a 5-year term from the issuance date.

The privately placed securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Additionally, since January 2022, we have granted share options and RSU’s to employees, directors, consultants and service providers under our Executive Stock Option and Restricted Share Unit Plans. There are currently an aggregate of 151,813 stock options and RSU’s outstanding, with exercise prices ranging from $23.40 to $646.74 per share.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and placement agent, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement agent method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to provide to the placement agent at the closing specified in the placement agent agreements, certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
3.1	Articles of Association of the Registrant, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on August 18, 2022 (File No. 333-265900))

5.1*	Opinion of Daniel Bloch, Canadian counsel to the Registrant, as to the validity of the Common Shares

10.1	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.1 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on September 20, 2022 (File No. 333-265900))

10.2	Omnibus Stock Award Plan (included as Exhibit 99.1 to our Registration Statement on Form S-8 as filed with the Securities Exchange Commission on December 9, 2024, and incorporated herein by reference).

10.3	Framework Research and Option Agreement with Yissum Research Development Company of the Hebrew University of Jerusalem Ltd., dated October 1, 2021 (incorporated herein by reference to Exhibit 10.3 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on August 18, 2022 (File No. 333-265900))

10.4	Framework Agreement for the Conduct of Research with Yissum Research Development Company of the Hebrew University of Jerusalem Ltd., dated November 8, 2021 (incorporated herein by reference to Exhibit 10.4 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on August 18, 2022 (File No. 333-265900))

10.5	Sponsored Research Agreement with BIRAD Research and Development Company, dated November 8, 2021 (incorporated herein by reference to Exhibit 10.5 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on August 18, 2022 (File No. 333-265900))

10.6	Subscription Agreement with Medigus Ltd. (incorporated herein by reference to Exhibit 10.9 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on August 18, 2022 (File No. 333-265900))

10.7	SciSparc Cooperation Agreement (incorporated herein by reference to Exhibit 10.7 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on September 20, 2022 (File No. 333-265900))

10.8	Amendment to Subscription Agreement with Medigus Ltd. (incorporated herein by reference to Exhibit 10.8 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on September 20, 2022 (File No. 333-265900))

10.9	Form of Placement Agent Agreement (incorporated herein by reference to Exhibit 1.1 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on March 27, 2023 (File No. 333-270859))

10.10	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.1 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on March 27, 2023 (File No. 333-270859))

10.11	Form of Common Warrant (incorporated herein by reference to Exhibit 4.2 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on March 31, 2023 (File No. 333-270859))

10.12	Form of Warrant Agent Agreement (incorporated herein by reference to Exhibit 4.3 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on March 28, 2023 (File No. 333-270859))

10.13	Form of Placement Agent Agreement (incorporated herein by reference to Exhibit 1.1 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on July 17, 2023 (File No. 333-273293))

10.14	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.1 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on July 17, 2023 (File No. 333-273293))

10.15	Form of Common Warrant (incorporated herein by reference to Exhibit 4.2 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on July 17, 2023 (File No. 333-273293))

10.16	Form of Warrant Agent Agreement (incorporated herein by reference to Exhibit 4.3 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on July 17, 2023 (File No. 333-273293))

10.17	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 6-K furnished to the SEC on January 16, 2024)

10.18	Form of PIPE Warrant (incorporated herein by reference to Exhibit 10.2 to the registrant’s Report on Form 6-K furnished to the SEC on January 16, 2024)

10.19	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 10.3 to the registrant’s Report on Form 6-K furnished to the SEC on January 16, 2024)

10.20	Form of Registration Rights Agreement (incorporated herein by reference to Exhibit 10.4 to the registrant’s Report on Form 6-K furnished to the SEC on January 16, 2024)

10.21	Form of Placement Agent Agreement (incorporated herein by reference to Exhibit 10.5 to the registrant’s Report on Form 6-K furnished to the SEC on January 16, 2024)

10.22	Form of License Agreement effective as of January 15, 2024, by and between BIRAD Research and Development Company Ltd. and Clearmind Medicine Inc. (incorporated herein by reference to Exhibit 4.18 to the registrant’s Annual Report on Form 20-F filed with the SEC on January 22, 2025)

10.23	Form of License Agreement dated March 19, 2024, by and between Yissum Research and Development Company of the Hebrew University of Jerusalem and Clearmind Medicine Inc. (incorporated herein by reference to Exhibit 4.19 to the registrant’s Annual Report on Form 20-F filed with the SEC on January 22, 2025)

10.24	License Agreement dated March 31, 2024, by and between Yissum Research and Development Company of the Hebrew University of Jerusalem and Clearmind Medicine Inc. (incorporated herein by reference to Exhibit 4.20 to the registrant’s Annual Report on Form 20-F filed with the SEC on January 22, 2025)

21.1	List of Subsidiaries (included as Exhibit 8.1 to our Annual Report on Form 20-F as filed with the Securities Exchange Commission on February 3, 2023, and incorporated herein by reference).

23.1**	Consent of Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, independent registered public accounting firm.

23.3*	Consent of Daniel Bloch (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature pages of Registration Statement)

24.2*	Power of Attorney (included in signature pages of Registration Statement)

107*	Filing Fee Table

*	Previously filed.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in British Columbia, Canada on this 13th day of March, 2025.

CLEARMIND MEDICINE INC.

By:	/s/ Dr. Adi Zuloff-Shani
Dr. Adi Zuloff-Shani, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Adi Zuloff-Shani	Chief Executive Officer	March 13, 2025
Dr. Adi Zuloff-Shani	(Principal Executive Officer)

/s/ Alan Rootenberg	Chief Financial Officer	March 13, 2025
Alan Rootenberg	(Principal Financial and Accounting Officer)

/s/ *	Chairman of the Board of Directors	March 13, 2025
Amitay Weiss

/s/ *	Director	March 13, 2025
Oz Adler

/s/ *	Director	March 13, 2025
Yehonatan Shachar

/s/ *	Director	March 13, 2025
Asaf Itzhaik

/s/ *	Director	March 13, 2025
Hila Kiron-Revach

* /s/ Dr. Adi Zuloff-Shani
Dr. Adi Zuloff-Shani
Attorney in Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Clearmind Medicine Inc., has signed this Registration Statement on this 13th day of March, 2025.

Puglisi & Associates

Authorized U.S. Representative

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director